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                                                                     EXHIBIT 3.3




                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            GARY PLAYER DIRECT, INC.

         The undersigned, being the Chief Executive Officer, President and Secretary of Gary Player Direct, Inc., (the "Corporation") DOES HEREBY CERTIFY as follows:

1.       The name of the Corporation is Gary Player Direct, Inc.

2. The Certificate of Incorporation of the Corporation is hereby amended to effect a twenty (20) for one (1) reverse split of all of the Corporation's issued common stock, par value $.001 per share (the "Common Stock"), whereby, automatically upon the filing of this Amendment with the Secretary of State of the State of Delaware, each twenty (20) issued shares of Common Stock shall be changed into one (1) share of Common Stock, and, in that connection, to reduce the stated capital of the Corporation.

3.       In order to effectuate the amendment set forth in Paragraph 2 above:

         (a) All of the Corporation's issued Common Stock, having a par value of $.001 per share, is hereby changed into new Common Stock having a par value of $.001 per share, on the basis of one (1) new share of Common Stock for each twenty (20) shares of Common Stock issued as of the date of filing of the Amendment with the Secretary of State for the State of Delaware, provided, however, that no fractional shares of Common Stock shall be issued pursuant to such change. Each shareholder who would otherwise be entitled to a fractional share as a result of such change shall have only a right to receive, in lieu of any fractional shares otherwise issuable upon conversion, the number of outstanding shares issued rounded up to the next whole share.

         (b) The Corporation's 200,000,000 authorized shares of Common Stock, having a par value of $.001 per share, shall not be changed;

         (c) The Corporation's 5,000,000 authorized shares of preferred stock, having a par value of $.01 per share, shall not be changed, and

         (d) The Corporation's stated capital shall be reduced by an amount equal to the aggregate par value of the shares of Common Stock issued prior to the effectiveness of this Amendment which, as a result of the reverse split provided for herein, are no longer issued shares of Common Stock.

4. The foregoing amendments of the Certificate of Incorporation of the Corporation have been duly adopted by the Corporation's Board of Directors and Stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
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         IN WITNESS WHEREOF, the undersigned have subscribed this document on the date set forth below.

Dated: May 3, 1999                   _______________________________________
                                         Alfonso J. Cervantes, Jr.
                                         Chief Executive Officer, President
                                         and Secretary